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         Exhibit 10.23 - Plan of Reorganization and Agreement of Merger

                           PLAN OF REORGANIZATION AND
                               AGREEMENT OF MERGER

         PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (the "Agreement"), dated as of April 30th, 1999, by and among SalesLogix Corporation, a Delaware corporation ("Parent"), SLX Merger Company, an Arizona corporation ("Newco") and Enact Incorporated, an Ohio corporation ("Enact"). Newco and Enact shall sometimes be referred to as the "Constituent Corporations".

         WHEREFORE, the Boards of Directors of Newco, Enact and Parent desire to adopt a plan of reorganization for a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(2)(A) of the Internal Revenue Code, as amended; deem the merger of Enact into Newco on the terms herein set forth to be desirable and in the best interests of their respective stockholders; and have approved the transactions contemplated by this Agreement;

         NOW, THEREFORE, in accordance with the applicable provisions of the General Corporation Law of the State of Arizona ("AGCL") and of the General Corporation Law of the State of Ohio ("OGCL"), Newco, Enact and Parent agree that Enact shall be merged into Newco, Newco to be the surviving corporation, and that the plan, terms and conditions of such merger shall be as follows:

ARTICLE I. THE MERGER AND RELATED MATTERS

         1.01 The Merger. At the Effective Time (as set forth in Section 1.02):
Enact shall be merged into Newco (the "Merger"), the separate existence of Enact shall cease, and Newco shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Arizona under the name of Enact Incorporated; Newco shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other causes in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in Newco without further act or deed; the title to any real estate, or any interest therein, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of such merger or consolidation; Newco shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; any claim existing or action or proceeding pending by or against a Constituent Corporation may be prosecuted as if such merger or consolidation had not taken place, or Newco may be substituted in its place; and neither the rights of creditors nor any liens upon the property of any Constituent Corporation shall be impaired by the Merger.

         1.02 Effective Time. After adoption and approval of this Agreement by the shareholders of Enact and Newco, respectively, in accordance with the requirements of applicable law, and upon satisfaction of each of the conditions set forth in Articles IX and X (unless waived in accordance with this Agreement) and in the absence of any facts that would


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give any party hereto a right to terminate this Agreement (which right has not been waived), and on or before the Closing Date, appropriate articles or certificates of merger in compliance with the AGCL shall be submitted for filing with the Arizona Corporation Commission ("ACC") and in compliance with the OGCL shall be submitted for filing with the Ohio Secretary of State ("OSS"). The merger shall become effective on the filing with the ACC and OSS of articles and/or certificates of merger in the form and manner required by the AGCL and the OGCL, as the case may be (the "Articles of Merger"). The date of the last of such filings shall be called the "Effective Time". The information required by
Section 10-1105 of Arizona Revised Statutes shall be published, and any required affidavit of publication shall be filed, in the manner and within the time period provided by the AGCL.

         1.03 Articles of Incorporation of Newco and Parent. The Articles of Incorporation of Newco will be amended, effective at the Effective Time, by amending Article I thereof to read in its entirety as follows: "The name of the corporation is Enact Incorporated." At the Effective Time, the Articles of Incorporation of Newco, as hereby amended, but otherwise as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the surviving corporation.

         1.04 Bylaws. The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

         1.05 Certain Additional Agreements.

             (A) The location of the principal office of Newco in Arizona is as follows: 8800 North Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258.

             (B) Newco consents to be sued and served with process in Ohio and irrevocably appoints the Ohio Secretary of State as its agent to accept service of process in any proceeding in Ohio to enforce against Newco any obligation of Enact or to enforce the rights of a dissenting shareholder of Enact.

             (C) Newco desires to transact business in Ohio as a foreign corporation and, in connection with the Merger, shall take the necessary actions to obtain a license to do so.

         1.06 The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Osborn Maledon, 2929 N. Central Avenue, Suite 2100, Phoenix, Arizona 85012, at 10:00 a.m., local time, on the later of (i) the Effective Time, which shall be on Friday, April 30th, 1999 or (ii) at such other time and place and on such other date as Enact, Parent and Newco shall agree (the "Closing Date").

ARTICLE II. CONVERSION AND EXCHANGE OF MERGER CONSIDERATION

         2.01 Conversion Ratio. The manner of converting or exchanging the shares of each of the Constituent Corporations shall be as follows:


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             (A) The Merger shall effect no change in any of the shares of Newco stock and none of its shares shall be converted as a result of the Merger.

             (B) All of the Class A Common Shares of Enact ("Enact Class A Common Stock") issued and outstanding at the Effective Time, consisting of 50,000 shares, shall by virtue of the Merger and at the Effective Time be converted into and become, in the aggregate and without action on the part of the holders thereof, 382,374 shares of fully paid and nonassessable Class A Common Stock issued by Parent (the "Parent Common Stock"), which number shall be adjusted by the parties in the event Parent issues stock options between March 18, 1999 and the Closing ("Newly Issued Options") with respect to in excess of 611,799 shares of Parent Common Stock (in which case the number of shares of Parent Common Stock issuable to the prior holders of Enact Class A Common Stock under this Section 2.01(B) shall be increased by that number equal to 0.025 multiplied by the difference between the number of shares of Parent Common Stock subject to the Newly Issued Options and 611,799).

             (C) All of the Class B Convertible Common Shares of Enact ("Enact Class B Common Stock") issued and outstanding at the Effective Time, consisting of 15,000 shares, all of the Class C Convertible Common Shares of Enact ("Enact Class C Common Stock") issued and outstanding at the Effective Time, consisting of 7,500 shares, and the total outstanding warrants (consisting of Warrants WB-1 and WB-2 (the "Warrants")), which are held by the same parties who also hold both the Enact Class B and Enact Class C Common Stock, shall by virtue of the Merger and at the Effective Time be converted collectively into and become, in the aggregate and upon surrender of the underlying stock certificates and warrant instruments by the holders thereof at Closing, the right to receive: (i) 25,157 shares of fully paid and nonassessable Parent Common Stock; and (ii) immediate payment in cash in the amount of $3,999,999.00 (the "Cash Consideration").

             (D) The total incentive stock options to purchase 4,875 shares of Enact Class A Common Stock ("Enact Options") issued and outstanding at the Effective Time shall be converted into, in the aggregate, incentive stock options to purchase 37,282 shares of Parent Common Stock (the "Option Shares") under Parent's 1996 Equity Incentive Plan, on the same vesting schedule as applicable to the Enact Options prior to the merger, with a corresponding adjustment in the per share exercise price to maintain the then existing aggregate option price.

             (E) The Parent Common Stock to be distributed under subsections (B) and (C), the cash to be distributed under subsection (C), and the Option Shares to be distributed under subsection (D) shall be referred to collectively as the "Merger Consideration." Schedule 2.01(E) contains a list of the number of shares of Enact Class A, B and C Common Stock, and Warrants, owned of record by each shareholder of Enact (the "Shareholders"); the options to purchase Enact Class A Common Stock owned by each holder thereof (the "Option Holders"); the Merger Consideration such securities shall be converted into at the Effective Time; the number of shares of Parent Common Stock to be delivered to each Shareholder at the Closing; the number of shares of Parent Common Stock to be delivered into Escrow (as that term is defined in Section 2.05 below) on behalf of each Shareholder; the number of Option Shares that, when exercised pursuant to the terms of the applicable Enact Option and this Agreement, will be delivered to each Option Holder; and the number of Chase Shares (as defined in Section 2.05(C))


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reserved for issuance to Bruce Chase under the Bruce Chase Employment Agreement and the Restricted Stock Agreement (as defined, respectively, in Sections 9.06 and 9.07 and attached as Exhibits 9.06 and 9.07).

         2.02 Shares Owned by Enact. Each share of Enact Class A, B and C Common Stock issued and held in the treasury of Enact at the Effective Time, if any, shall be automatically canceled and retired, and no shares of stock or other securities of Parent or Newco shall be issuable with respect thereto.

         2.03 Fractional Shares. No fractional shares of Parent Common Stock shall be issued to any Shareholder or Option Holder hereunder, and any fractional share to which any Shareholder or Option Holder would otherwise be entitled shall be rounded off to the nearest whole share, as set forth in
Schedule 2.01(E).

         2.04 Exchange of Consideration.

             (A) Parent Common Stock. At and after the Effective Time, each Shareholder, upon presentation and surrender of a certificate or certificates therefor to Newco, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common Stock to which such Shareholder is entitled as provided in Section 2.01(B), subject to Sections 2.05, 2.07 and Article XII. Until so presented and surrendered in exchange for a certificate representing the Parent Common Stock, each certificate which represented issued and outstanding shares of Enact Stock at the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which such shares of Enact Stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the Parent Common Stock, the holder thereof shall not be entitled to vote at any meeting of Parent stockholders or to receive any dividend or other distribution payable to holders of shares of Parent Common Stock; provided, however, that upon surrender of such certificates representing Enact Stock in exchange for certificates representing Parent Common Stock, there shall be paid to the record holder of the certificate representing Parent Common Stock issued upon such surrender the amount of dividends or other distributions (without interest) which theretofore became payable with respect to the number of shares of Parent Common Stock represented by the certificate issued upon such surrender.

             (B) Option Shares. At and after the Effective Time, each Option Holder, after execution of an award agreement in the form attached as Exhibit 2.04(B) and upon presentation and exercise thereof in accordance with the terms of such award agreement, shall be entitled to receive and purchase such number of shares of Parent Common Stock to which such Option Holder is entitled as provided in Section 2.01(D).

         2.05 Merger Consideration; Escrow.

             (A) Parent Common Stock. The Parent Common Stock shall be issued and delivered at the Closing, subject to the following conditions:


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         (1) Ninety percent (90%) of the Parent Common Stock plus ninety percent
(90%) of the Cash Consideration shall be issued and delivered to the Shareholders, pro rata in accordance with Schedule 2.01(E), free of any Encumbrances (as defined in Section 3.08(B)) created by Parent or Newco other than as set forth herein and in that certain Enact Investor Rights Agreement
(the "Enact Investor Rights Agreement"), the form of which is attached hereto as
Exhibit 2.05(A) and a counterpart of which shall be executed by each Shareholder and Parent for delivery at or prior to Closing.

         (2) The remaining ten percent (10%) of the Parent Common Stock (the "Escrowed Parent Shares") plus ten percent (10%) of the Cash Consideration ("Escrowed Cash Consideration," and collectively with the Escrowed Parent Shares, the "Escrowed Merger Consideration") shall be issued to and delivered on behalf of the Shareholders, pro rata in accordance with Schedule 2.01(E), to the Escrow Agent identified as such in the form of Escrow Agreement attached hereto as Exhibit 2.05(B) (the "Escrow Agreement"), to be held in escrow (the "Escrow") for a period of 270 days, pursuant to the Escrow Agreement, and shall be subject to the following additional terms:

                  i) During the term of the Escrow, each Shareholder shall have the right to vote his or her Escrowed Parent Shares and to receive any dividends or distributions made in respect thereof free of any Encumbrances created by Parent or Newco, provided that any stock dividends or shares in respect of stock splits shall continue to be held in Escrow subject to the conditions applicable to the Escrowed Parent Shares related thereto.

                  ii) All of the Escrowed Merger Consideration shall be eligible for delivery to the Shareholders, respectively, on the 270th day after the Closing Date, and subject to Article XII and to the terms and conditions of the Escrow Agreement, shall be delivered promptly thereafter by the Escrow Agent free of Encumbrances created by Parent or Newco.

                  iii) The Escrowed Merger Consideration shall be immediately released from Escrow and delivered to the Shareholders free of Encumbrances created by Parent or Newco upon the occurrence of any of the following events after delivery of written notice of such event(s) to the Escrow Agent and all parties to the Escrow Agreement:

                           a) The making by Parent of any general assignment or
                  general arrangement for the benefit of creditors.

                           b) The filing by or against Parent of a petition to
                  have Parent adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Parent, the same is dismissed within ninety days).

                           c) The appointment of a trustee or receiver to take
                  possession of substantially all of Parent's assets if possession is not


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                  restored to Parent within thirty days, or the attachment,
                  execution, or other judicial seizure of substantially all of Parent's assets if the seizure is not discharged within thirty days.

                  iv) The right to receive Escrowed Parent Shares or any interest therein shall not be transferable or assignable by the Shareholders otherwise than by will, by trust (the beneficiaries of which are one or more of a Shareholder's spouse or lineal descendants) or the laws of descent and distribution; however, a Shareholder shall have the right to name a spouse as a beneficiary of the right to Escrowed Parent Shares under this Agreement.

                  v) The Escrowed Parent Shares shall be subject to the Enact Investor Rights Agreement.

             (B) Option Shares. At and after the Effective Time, each Option Holder, upon presentation and exercise of an option in accordance with the terms of an award agreement described in Section 2.04(B), shall be entitled to receive and purchase such Option Holder's portion of the Option Shares free of any Encumbrances created by Parent or Newco other than as set forth herein.

             (C) Chase Shares. After the Effective Time, Bruce Chase shall be entitled to receive up to 201,893 additional shares of Parent Common Stock (the "Chase Shares") in vesting installments from month to month over a 36 month period pursuant to the Bruce Chase Employment Agreement (as defined in Section
9.06 and attached as Exhibit 9.06) and the Restricted Stock Agreement (as defined in Section 9.07 and attached as Exhibit 9.07), as follows: If and to the extent that, during the period of 270 days commencing on the Closing Date, Chase Shares become issuable to Bruce Chase under the Bruce Chase Employment Agreement, the first 20,189 of shares issued thereunder (the "Escrowed Chase Shares," constituting ten percent (10%) of the total Chase Shares potentially issuable under the Bruce Chase Employment Agreement), shall be issued and delivered on behalf of Bruce Chase to the Escrow Agent to be held in Escrow for a period of 270 days commencing on the Closing Date, pursuant to the terms of
Article XII and the Escrow Agreement. The Escrowed Chase Shares shall also be subject to the same terms and conditions to which the Escrowed Parent Shares are subject as set forth above in Section 2.05(A)(2). All Chase Shares other than the Escrowed Chase Shares shall be issued to Bruce Chase as provided in the Bruce Chase Employment Agreement and Restricted Stock Agreement free of any Encumbrances created by Parent or Newco other than as set forth herein, in such agreements and the Enact Investor Rights Agreement.

             (D) Burgh Fees. After the Effective Time, S. Griffin Burgh shall be entitled to receive up to $100,000 in cash (the "Burgh Fees") pursuant to the Consulting Agreement (as defined in Section 9.09 and attached as Exhibit 9.09), as follows: At the Closing, $10,000 of the Burgh Fees (the "Escrowed Burgh Fees) shall be issued and delivered on behalf of S. Griffin Burgh to the Escrow Agent to be held in Escrow for a period of 270 days, pursuant to the terms of Article XII and the Escrow Agreement. The Escrowed Burgh Fees shall also be subject to the same terms and conditions to which the Escrowed Parent Shares are subject as set forth above in Section 2.05(A)(2). All Burgh Fees other than the Escrowed Burgh Fees shall be paid to S.


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Griffin Burgh as provided in the Consulting Agreement free of any Encumbrances created by Parent or Newco.

         2.06 Piggyback Registration Rights. The two holders of Enact Class A Common Stock, and the two holders of the Enact Class B and Class C Common Stock and the Warrants, and certain of their successors in interest, shall be granted certain registration rights as set forth in the Enact Investor Rights Agreement, attached as Exhibit 2.05(A).

         2.07 Adjustment.

             (A) Change in Capital. The number of shares of Parent Common Stock and Option Shares to be issued and delivered hereunder shall be appropriately adjusted to take into account: (i) any stock split, stock dividend, reverse stock split, recapitalization, or like change that may occur between the date of this Agreement and the date on which any or all of such Parent Common Stock and Option Shares, as the case may be, are delivered to the Shareholders and the Option Holders pursuant to this Agreement; and (ii) any exercise by the Option Holders of the Enact Options between the date of this Agreement and the Effective Time.

             (B) Adjustment to Merger Consideration. The Merger Consideration is to be further adjusted in accordance with the provisions of Article XII hereof.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ENACT

         Enact represents and warrants to Parent and Newco as follows:

         3.01 Corporate Organization and Good Standing. Enact is a corporation duly organized, existing and in good standing under the laws of the State of Ohio, with the corporate power to own its properties and to carry on its business as now being conducted. Enact is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification and the failure to so qualify would materially and adversely affect Enact's business. Complete and correct copies of Enact's Certificate of Incorporation and Bylaws, as amended to the date hereof, have been delivered to Parent.

         3.02 Corporate Authority; Enforceability. Execution, delivery and performance of this Agreement has been approved by the Board of Directors of Enact. Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Enact or any agreement or instrument to which Enact is a party or by which it is bound, including without limitation, any of the Material Contracts (defined below in Section 3.10) except as set forth in Schedule 3.02. Upon approval by the Shareholders of Enact, this Agreement will constitute the legal, valid and binding obligation of Enact enforceable in accordance with its terms.

         3.03 Capitalization. Enact's authorized capital stock consists solely of 132,500 shares of Enact Class A Common Stock, no par value, of which 50,000 shares are issued and outstanding, fully paid and nonassessable, 20,000 shares of Enact Class B Common Stock, no


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par value, of which 15,000 shares are issued and outstanding, fully paid and nonassessable, and 7,500 shares of Enact Class C Common Stock, no par value, of which 7,500 shares are issued and outstanding, fully paid and nonassessable. Options to purchase 4,875 shares of Enact Class A Common Stock, and Warrants to purchase such number of shares of Enact Class B Common Stock that, if immediately converted in Enact Class A Common Stock, would equal collectively five percent (5%) of the total outstanding shares of Enact Class A Common Stock on an as-if-converted basis, are outstanding as of the date of this Agreement and held as described on Schedule 2.01(E) hereto. As of the Closing and except for the Enact Options and Warrants described on Schedule 2.01(E) hereto, no options to purchase any Enact Class A, Class B or Class C Common Stock remain outstanding. As of the date of this Agreement and immediately prior to the Effective Time and except for the Enact Options and Warrants as described on
Schedule 2.01(E) hereto, there are no options, warrants or any other rights outstanding to purchase shares of Enact Class A, Class B or Class C Common Stock from Enact or from any Shareholder. The Shareholders are the sole owners of record of issued and outstanding Enact Class A, Class B and Class C Stock, and all such issued and outstanding shares are duly and validly issued and are held by the Shareholders free and clear of any and all liens, claims or encumbrances, except as set forth in Schedule 3.03.

         3.04 Subsidiaries. Enact has no subsidiaries and does not have any ownership interests in any other Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other legal entity, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof). Enact has not been a subsidiary or division of another Person.

         3.05 Financial Statements of Enact.

             (A) Accuracy and Fairness. True and complete copies of the following financial statements of Enact have been delivered by Enact to Parent (collectively, the "Enact Financial Statements"): (i) the unaudited balance sheet as of March 31, 1999 and the related statements of operations and cash flows for the period then ended; (ii) the audited balance sheet as of December 31, 1998 and the related audited statements of operations, redeemable convertible stock and stockholders' deficit, and cash flows for the year then ended; and (iii) the audited balance sheet as of December 31, 1997 and the related statements of operations, redeemable convertible stock and stockholders' deficit, and cash flows for the year then ended. Schedule 3.05(A) contains an accurate copy of each of the Enact Financial Statements. Except as set forth in
Schedule 3.05(B), the Enact Financial Statements (including in all cases the notes thereto, if any) (a) are in accordance with the books and records of Enact; (b) are prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), subject to changes resulting from year-end adjustments; (c) present fairly in all material respects the financial position of Enact at the dates, and the results of its operations for the periods, indicated in those statements; (d) include only bona fide accounts receivable; (e) include only bona fide inventory items; and (f) include reserves and allowances which are reasonable under the circumstances. Except as set forth on Schedule 3.05(B), there have been no accounting management letters or audit response letters directed to Enact since December 31, 1998, and, there have been no irregularities involving management or employees that would adversely affect the internal control structure of Enact or Enact's financial statements.


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             (B) No Undisclosed Liabilities. Enact does not have any liabilities or obligations of any nature, secured or unsecured (absolute, accrued or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due, including without limitation, liability for any unpaid sales, use, income, property or other tax to any taxing authority), of a nature required to be reflected in a balance sheet prepared consistently with past practices, or disclosed in the notes thereto, which are not adequately and completely disclosed or reserved for in the Enact Financial Statements, except those incurred in the ordinary course of business since March 31, 1999 or disclosed on Schedule 3.05(B).

             (C) Discharge of Liabilities. Since March 31, 1999, Enact has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice.

         3.06 No Material Adverse Change. There has been no material adverse change in the business, properties, net worth or financial condition of Enact since March 31, 1999.

         3.07 Litigation, etc. Except as disclosed on Schedule 3.07, there is no litigation, proceeding or investigation pending or, to Enact's knowledge, threatened against Enact or any Shareholder which if successful would result in a material adverse change in the business, properties or financial condition of Enact or which questions the validity or legality of this Agreement or of any action taken or to be taken by Enact or any Shareholder in connection with this Agreement.

         3.08 Intellectual Property; Software. Except as disclosed on any of the Schedules under this Section 3.08 or Schedule 3.09:

             (A) Schedule 3.08(A)(1) contains a complete and accurate list and description of all computer programs (the "Software") owned by Enact (including without limitation source code, object code and documentation), including computer programs in development. Schedule 3.08(A)(1) also separately identifies all derivative works of the Software (including all versions and releases of the Software). Schedule 3.08(A)(2) contains a complete and accurate list of all computer programs other than the Software that Enact incorporates, sells, licenses or otherwise distributes, all of which are produced solely by third parties and sold or licensed to Enact (the "Third Party Software"). Schedule 3.08(A)(3) contains a complete and accurate list of all computer programs available in the public domain that Enact incorporates or has incorporated in the Software. Schedule 3.08(A)(4) contains a complete and accurate list of all material computer programs, other than the Software, Third Party Software, and public domain software, that Enact uses in the conduct of its business (the "In House Software"). Except as set forth in Schedule 3.08(A)(2), Enact is the exclusive owner of all rights to the Software (including, the exclusive right to make, copy, sell, exploit, modify, reproduce, distribute, perform, display, produce derivative works from, license and provide to others the use of the Software and all derivative works thereof) free and clear of any Encumbrances (defined below), subject to the licenses to use the Software granted to distributors and end users. Except as set forth in Schedule 3.08(A)(4), Enact is in actual and sole possession of the complete source code of the Software


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and all related documentation, and has not disclosed such source code or related documentation to any third party, except for disclosure to employees and agents of Enact pursuant to agreements sufficient to protect Enact's Intellectual Property (defined below) rights therein. Excluding actions by Bruce Chase taken prior to the formation of Enact as a corporation, each Person who authored or participated in the development of the Software or any portion thereof (the "Software Authors") made his or her contribution to the Software within: (i) the scope of employment with Enact, as a "work made for hire" for which such Software Author was directed by Enact to work on the Software, or (ii) as an independent contractor pursuant to a written agreement in which all work product and the Intellectual Property rights therein, including copyrights first conceived, were exclusively conveyed to Enact (and its successors and assigns). In addition, Enact owns all of Bruce Chase's contribution to the Software performed prior to the formation of Enact as a corporation.

             (B) "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, utility models, design patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including the Patents (as defined in Section 3.09), (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, including the Trademarks (as defined in Section 3.09), (iii) all copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, including the Copyrights (as defined in Section 3.09), (iv) all mask works and applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and technics, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), including the Know-How (as defined in Section 3.09) and the Trade Secrets (as defined in Section 3.08(H)), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium). "Encumbrances" means any title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities, or any other rights of others or other adverse interests of any kind including without limitation, licenses, escrow arrangements, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except liens for taxes not yet due and payable
 .

             (C) Except as set forth in Schedule 3.08(C):

                  (1) To Enact's knowledge based on its current best information, and subject to the caveat that the Software is of a complex type which should be expected to contain at least some errors or defects, especially when new versions are released, there are no material defects in the Software, and there are no material errors in any related documentation, which defects or errors would in any material respect affect Parent or any licensee's use of the Software or the functioning of the Software in accordance with any specifications for the Software published by Enact (excluding any "bugs" arising or discovered in the normal course of business which as a whole are not material to the overall function of the Software); the Software has all the features described in the related user manual or advertisements and materials made available to Enact's customers and the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software, hardware, or data or to perform any other similar type of functions;

                  (2) Except to the extent year 2000 problems may have been created through customization of the Software by particular users, the Software's functions are year 2000 compatible and the Software is capable of performing all functions (as represented and warranted to Enact's customers) both prior to and following January 1, 2000. The programming design and performance capabilities of the Software to ensure such year 2000 compatibility include, but are not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

                  (3) Except with respect to Third Party Software and licenses granted to end-users ("End-User Licenses") and the rights of distributors listed in Schedule 3.08(F) pursuant to the agreements listed therein, no Person other than Enact has any legally-enforceable interest of any kind or nature in or with respect to the Software, including without limitation the right to use, make, copy, sell, exploit, modify, reproduce, distribute, perform, display, produce derivative works from, license and provide to others the use of, the Software and all derivative works thereof, and no funds or facilities of any Person, university or college were used in the development of the Software, and the Software was not developed pursuant to a contract with any Person (except for actions by Bruce Chase taken prior to the formation of Enact as a corporation and Software Authors hired by Enact in accordance with Section 3.08(A) above), and there is no agreement to which Enact or any Shareholder is a party that would preclude Newco or Parent from making any change to the Software or combining it with other software in any lawful manner;

                  (4) Enact has no knowledge that any third party is violating or has violated any of Enact's proprietary rights in the Software; no third party has any right to compensation from Enact (or its successors and assigns) by reason of, the use, exploitation, or sale of the Software; except with respect to Third Party Software and licenses granted to end-users there are no contractual restrictions on the ability of Enact (or its successors or assigns) to use, sell or otherwise exploit the Software, and such use, sale or exploitation does not obligate Enact (or any successor or assign of Enact) to pay any royalty, fee, or other compensation to any Person; and Enact has not received any notice and does not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

         (D) Software Problems. Enact has provided access to Newco and Parent of all written records of Enact with respect to Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints. All material warranty claims within the last three (3) years (including any pending claims) relating to the Software are described in Schedule 3.08(D).

             (E) Schedule 3.08(E) contains a complete list of agreements of Enact relating to the Third Party Software. Enact is not in material violation of any license, sublicense or agreement with respect to any Third Party Software.

             (F) Schedule 3.08(F) contains a complete list of all existing distribution or sales representative agreements ("Distribution Agreements") in which Enact authorizes any other Person to use, sell, distribute, or license any of the Software or other Intellectual Property of Enact, including without limitation any agreements that permit software sale, distribution or license to end-users ("End Users") in the ordinary course of business.

             (G) Except as otherwise disclosed under Sections 3.08 and 3.09, and the relevant Schedules relating thereto, any Intellectual Property rights embodied in or used in the Software are free and clear of any Encumbrances, subject to licenses granted pursuant to Distribution Agreements and End-User Licenses, and Enact is not aware of any claims that such rights are being challenged in any way.

             (H) Enact has taken commercially reasonably security measures to protect the secrecy, confidentiality, and value of the portions of Intellectual Property owned by Enact which constitute trade secrets (the "Trade Secrets"), provided that Enact shall not be deemed to warrant or represent that any portions of the Software (other than source code and some authoring portions of the Software in object code format) constitute Trade Secrets. The Trade Secrets are not part of the public domain, and, to Enact's knowledge, have not been used, divulged, or appropriated for the benefit of any Persons other than Enact (except with Enact's consent as described in Schedule 3.08(H)).

         3.09 Intellectual Property: Trademarks, Patents, Copyrights, and Know-How. Schedule 3.09 attached hereto contains a complete and accurate list of all trademarks, trade names and service marks, and registrations and applications therefor (the "Trademarks"); all patents and registrations and applications therefor owned by Enact (the "Patents"); all copyrights, and registrations and applications therefor (the "Copyrights"); all drawings, manufacturing processes, outlines of production, quality control, testing, operational, logistical, maintenance, safety and other technical data and information and technology (the "Know-How"); and all Trade Secrets (as defined in Section 3.08(H)) used by Enact in connection with the conduct of the business of Enact. To the knowledge of Enact, Enact has not infringed or misappropriated, and is not infringing or misappropriating any Intellectual Property (as defined in Section 3.08(B) above) of another Person. There is no claim pending, or to the knowledge of Enact, threatened, against Enact with respect to any alleged infringement or misappropriation of any Intellectual Property owned by another Person. Enact has no knowledge that any Person is infringing or misappropriating any Intellectual Property of Enact. Except as disclosed in Schedule 3.08 and
Schedule 3.09: (i) Enact does not materially use in its business any patent, trademark, copyright, application therefor, trade secret or other intellectual property rights, the ownership of which belongs to third parties; and (ii) there are no outstanding options, licenses, or agreements of any kind relating to Enact's Intellectual Property. To the knowledge of Enact, Enact's use of the

Intellectual Property and the operation of the business of Enact does not conflict with, infringe upon or violate any patent, trademark, trade name, copyright or any pending application relating thereto, or any trade secret, know-how, programs or processes or other intellectual property right of any third person or entity.

         3.10 Contracts. Attached hereto as Schedule 3.10 is a list of each Material Contract (identified by title, date and parties). For purposes of this Section, "Material Contracts" shall mean any contract, agreement, or commitment (whether written or oral) to which Enact is a party that: (a) involves a receipt or an expenditure by Enact in excess of $10,000 per year; (b) is between Enact and any customer of Enact, including without limitation all management agreements, data processing agreements, consulting services agreements, software license agreements or other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements;
(c) concerns the capital stock of Enact or options to purchase the capital stock of Enact (including without limitation any repurchase of such stock), or (d) any other contract that if terminated would materially adversely affect the business of Enact. All Material Contracts are valid and binding upon Enact, and to the knowledge of Enact, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium, public policy or similar laws affecting creditors rights generally and general principals of equity. Except as set forth on Schedule 3.08(A)(4) and Schedule 3.10: (a) neither Enact nor, to the knowledge of Enact, any other party to any Material Contract, has materially breached any provision of, or is in default due to an uncured breach under, the terms thereof, and to the knowledge and belief of Enact there are no existing facts or circumstances that would prevent the work in process of Enact or its contracts and agreements from maturing upon performance by Enact into collectible accounts receivable in the aggregate in amounts consistent with historical experience; and (b) since December 31, 1998, Enact has not terminated, amended or suffered the termination or amendment of, or to its knowledge failed to perform all of its material obligations under, any of the Material Contracts to which it is a party or by which it is bound where the failure to perform would permit the other party to terminate the Material Contract, or exercise any material right or remedy thereunder.

         3.11 Title. Enact owns no real property. Except for leased equipment described in Schedule 3.11, Enact has good and marketable title to all property included in the balance sheet of Enact as of March 31, 1999, other than property disposed of in the ordinary course of business after said date. Except as set forth on Schedule 3.11 attached hereto, the properties of Enact are not subject to any Encumbrance, except minor encumbrances which do not materially interfere with the use of the property in the conduct of the business of Enact.

         3.12 Environmental Matters. The term "Hazardous Substances" shall mean without limitation any hazardous substance as that term is defined in 42 U.S.C.
Section 9601 or hazardous waste as that term is defined in 42 U.S.C. Section 6903 or any regulated substance as that term is defined in 42 U.S.C. Section 6991, as any of such term is defined under Arizona or Ohio law, or environmental poisons, hazardous wastes, toxic substances and/or any similar such pollutants or contaminants. The business operations of Enact and its assets have been, and are being, used and operated by Enact in substantial compliance with all applicable local, state and federal laws, ordinances, rules, regulations, permits, licenses, authorizations, agreements, injunctions, decrees and orders relating to air, ground and water pollution or regulation, soil monitoring, occupational health or safety, or the storage, treatment, disposal, release, discharge or emission of any Hazardous Substances. To the knowledge of Enact, no Hazardous Substances have been disposed of on any property that is or has been owned or occupied by Enact at any time, and no Hazardous Substances have been transported by or on behalf of Enact or in connection with its business operations, for disposal in violation of applicable laws. Enact and/or its business activities or assets are not, directly or indirectly, in violation or breach of any obligations or subject to any liabilities (contingent or otherwise), claims, judgments, orders, settlements, resolutions of disputes, writs, injunctions or decrees, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances, including the occupational exposure of Enact's employees or agents thereto. There are no threatened or pending litigation, proceedings, investigations, citations, or notices of violation resulting from the business activities of Enact, or arising from its use or occupancy of property, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances. To Enact's knowledge, there are not now, nor has there ever been facts or circumstances which may give rise to any litigation, claims, proceedings, investigations, citations, or notices of violations resulting from the business activities of Enact, or from or relating to properties owned or occupied by Enact, directly or indirectly, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances.

         3.13 Tax Returns and Audits. As used in this Agreement, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. The term "Tax Returns" shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Tax or Taxes. Enact has timely filed all Tax Returns and reports required to have been filed by it, and has paid all Taxes due to any taxing authority required to have been paid by it on or prior to the date hereof. Enact has not received notice that the Internal Revenue Service or any other taxing authority has asserted or proposed to assert against Enact any deficiency or claim for Taxes. There are no pending or, to Enact's knowledge, threatened, actions, audits, proceedings or investigations with respect to Enact involving the assessment or collection of Taxes. Except as indicated on Schedule 3.13, none of the federal or state income tax returns or state franchise tax returns of Enact has ever been audited by governmental authorities. No examination of any Tax Return of Enact is currently in progress.

         3.14 Compensation. Set forth in Schedule 3.14 is a list of all agreements between Enact and its employees or other Persons providing periodic services for compensation for Enact, whether individually or collectively. The consummation of the merger contemplated by this Agreement will not result in any liability for severance pay to any such employee or other such Person. Enact has not informed any such employee or such other Person that such Person will receive any increase in compensation or benefits or any ownership interest in Enact, Parent or Newco other than as provided in this Agreement. All current employees of Enact are "at will" employees within the meaning of the term under applicable law, and may be terminated by Enact at any time without any liability (other than the payment of compensation due and subject to any restrictions imposed by statutory or common law), in connection with the specific terms of the agreements listed on Schedule 3.14.

         3.15 Employee Benefit Plans.

             (A) Other than as set forth in Schedule 3.15, Enact does not maintain or sponsor, nor is required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees of Enact. Schedule 3.15 fully discloses all of the plans, funds, policies, programs, arrangements or understandings sponsored or maintained by Enact pursuant to which any employee of Enact (or any dependent or beneficiary of any such employee) might be or become entitled to: (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards or commissions; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an "employee welfare benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true in all material respects: (i) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by Enact; (ii) all applicable material requirements of law have been observed with respect to the operation thereof, and all applicable reporting and disclosure requirements have been timely satisfied; and (iii) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration.

             (B) Enact does not have any obligation to provide health or other welfare benefits to any of their former, retired or terminated employees, except as specifically required under Section 4980B of the Code (COBRA) or otherwise as may be required by applicable law. Enact has substantially complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         3.16 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions, or the terms and conditions of employment, wages (including overtime compensation) and hours of, Enact. Enact is not engaged in any unfair labor practice or other unlawful employment practice and, except as set forth on Schedule 3.16, there are no charges of unfair labor practices or other employee-related complaints pending or threatened against Enact.

         3.17 Increases in Compensation or Benefits. Except as set forth in
Schedule 3.17, subsequent to December 31, 1998, there have been no increases in the compensation payable or to become payable to any of the employees of Enact, nor has Enact paid or granted any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in
Schedule 3.17, or (b) as was required from time to time by governmental legislation affecting wages. The vacation policies of Enact are set forth in
Schedule 3.17. No employee of Enact is entitled to vacation time in excess of three weeks during the current calendar year and no such employee has any accrued vacation time with respect to any period prior to the current calendar year except as set forth in Schedule 3.17.

         3.18 Insurance. Enact maintains insurance policies as listed in
Schedule 3.18. Such policies maintained by Enact are in full force and effect and all installments of premiums due thereon have been paid in full. Enact has not breached any term of such policies which would give the carrier the right to terminate the policy or to raise the premiums under such policies. Enact has received no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence to Enact, and Enact is not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against Enact for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the applicable deductible.

         3.19 Operations Since March 31, 1999. Except as set forth on Schedule 3.19, from March 31, 1999 through the date of this Agreement and through the Effective Time, Enact: (A) has not entered into any contracts or commitments outside of the ordinary course of business as historically conducted; (B) has not borrowed any money or incurred indebtedness; (C) has not granted any new stock options, restricted stock or other equity grants; (D) has not accelerated any vesting requirements under any option or stock-based compensation agreement or plan; (E) has not increased employment compensation of any employees or given or committed to give any bonuses to its employees; (F) has paid accounts payable and collected accounts receivable in the ordinary course of business as historically conducted; (G) has not declared or made any distributions, dividends, bonuses, extraordinary compensation or other payments to the Shareholders; (H) has not entered into any agreement that provides for prepaid royalties or other forms of deferred revenue (other than standard 12 month end user support and maintenance agreements); and (I) has acted in all instances in good faith to preserve the contracts, relationships, customers, employees and goodwill of Enact.

         3.20 Compliance. Enact and its business are not in material violation of any applicable laws, rules and regulations of any governmental body, and Enact possesses and materially complies with all necessary permits and authorizations for operation of the business of Enact.

         3.21 Brokers. No broker or finder has acted for Enact or any Shareholder in connection with this Agreement or the transactions contemplated hereby, and neither Enact nor any Shareholder has become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         3.22 Information Provided by Enact. The information provided and to be provided by Enact to Parent in this Agreement, including without limitation the Schedules and Exhibits, does not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, taken as a whole in the light of the circumstances under which they were made, not false or misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Enact as follows:

         4.01 Corporate Organization, Good Standing. Parent is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with the corporate power to own its properties and to carry on its business as now being conducted. Parent is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification and the failure to so qualify would materially and adversely affect Parent's business. Complete and correct copies of Parent's current Certificate of Incorporation and Restated Bylaws have been delivered to Enact. A complete and correct copy of Parent's Registration Statement on Form S-1, dated March 31, 1999, as amended and with related exhibits ("Form S-1") has been delivered, and additional amendments prior to the Effective Time will be delivered, to Enact, the Shareholders and the Option Holders, and the Form S-1 (including any information added by way of additional amendments thereto prior to the Effective Time) is incorporated herein for the purposes of Parent's disclosures under this Article IV; provided, however, that Parent shall not be deemed to warrant in this Agreement that any uncompleted transactions described in or envisioned by the Form S-1 shall be completed as described or envisioned therein.

         4.02 Capitalization and Voting Rights.

             (A) The authorized capital of Parent consists of: (A) shares of Preferred Stock (the "Preferred Stock"), including shares designated Series A Preferred Stock (the "Series A Preferred Stock"), shares designated Series B Preferred Stock (the "Series B Preferred Stock"), shares designated Series C Preferred Stock (the "Series C Preferred Stock"), shares designated Series D Preferred Stock (the "Series D Preferred Stock"), and shares designated Series E Preferred Stock (the "Series E Preferred Stock"), the aggregate authorized and outstanding shares of which are described in the Form S-1 as of the dates specified; and (B) shares of common stock (the "Common Stock"), including shares designated Class A Common Stock (the "Class A Common Stock"), and shares designated Class B Common Stock (the "Class B Common Stock"), the authorized and outstanding shares of which are described in the Form S-1 as of the dates specified. Material holdings by specific shareholders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock are specified in the Form S-1 as of the dates specified.

             (B) The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

             (C) Except as disclosed in the Form S-1, and that certain Stock Purchase Agreement dated April 22, 1999 between Parent and The Goldman Sachs Group, L.P., and certain affiliates (the "Goldman Sachs SPA"), a copy of which has been provided to Enact and its counsel, there are no material outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Parent of any shares of its capital stock. The Form S-1 describes arrangements by which Parent has reserved shares of Class A Common Stock for purchase upon exercise of options granted under various existing and proposed incentive plans, and also describes various material Voting Trust Agreements and Voting Agreements. Parent is not a party or subject to any other material agreement or understanding, and, to the best of Parent's knowledge, there is no other material agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security.

         4.03 Corporate Authority; Enforceability. Execution, delivery and performance of this Agreement has been approved by the Board of Directors of Parent. Except as described in Sections 9.14 and 10.11, no approval of security holders of Parent is required for the execution, delivery and performance hereunder. Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Parent or any agreement or instrument to which Parent is a party or by which it is bound. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its terms.

         4.04 Subsidiaries. Other than the subsidiaries described in the Form S-1, Parent does not have any control ownership interest in any other Person, other than its ownership of Newco. Parent has not been a subsidiary or division of another Person.

         4.05 Financial Statements of Parent.

             (A) Accuracy and Fairness. True and complete copies of the financial statements of Parent described in the Form S-1 have been delivered by Parent to Enact. Except as disclosed in the Form S-1, those financial statements (including in all cases the notes thereto, if any): (a) are in accordance with the books and records of Parent; (b) are prepared in accordance with GAAP, subject to changes resulting from year-end adjustments; (c) present fairly in all material respects the financial position of Parent at the dates, and the results of its operations for the periods, indicated in those statements; (d) include only bona fide accounts receivable; (e) include only bona fide inventory items; and (f) include reserves and allowances which are reasonable under the circumstances. Except as disclosed in the Form S-1, there have been no accounting management letters or audit response letters, other than those issued in the ordinary course, directed to or concerning Parent, and, there have been no irregularities involving management or employees, that would adversely affect the internal control structure of Parent or Parent's financial statements.

             (B) No Undisclosed Liabilities. Parent does not have any liabilities or obligations of any nature, secured or unsecured (absolute, accrued or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared consistently with past practices, or disclosed in the notes thereto, which are not adequately and completely disclosed or reserved for in the financial statements listed in the Form S-1, disclosed in the notes thereto in accordance with generally accepted accounting principles, incurred in the ordinary course of business since December 31, 1998, or otherwise disclosed in the Form S-1.

             (C) Discharge of Liabilities. Since December 31, 1998 Parent has not (i) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice, or (ii) terminated, amended or suffered the termination or amendment of, or failed to perform all of its obligations under, any of the material contracts to which it is a party or by which it is bound which failure to perform would permit the other party to terminate such agreement or exercise any material right or remedy thereunder.

         4.06 Shares to be Issued. The Parent Common Stock and Option Shares, when issued and sold in accordance with the terms of this Agreement and the terms of any applicable Enact Option award agreement, will be validly issued, fully paid and nonassessable and will be free and clear of any lien, claim or encumbrance created or suffered by Parent or Newco, excepting only restrictions on transfer described in this Agreement, Parent's current Certificate of Incorporation, in any applicable Enact Option award agreement, in the Enact Investor Rights Agreement, in the Restricted Stock Agreement and Bruce Chase Employment Agreement (with respect to the Chase Shares), and in the Escrow Agreement. Parent shall, at the time of Closing, have paid any issuance, transfer or stamp tax connected with the sale of the Parent Common Stock and the Option Shares.

         4.07 No Material Adverse Change. Except as disclosed in the Form S-1, there has been no material adverse change in the business, properties, net worth or financial condition of Parent since December 31, 1998.

         4.08 Litigation, etc. Except as disclosed in the Form S-1, there is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent which if successful would result in a material adverse change in the business, properties or financial condition of Parent or which questions the validity or legality of this Agreement or of any action taken or to be taken by Parent in connection with this Agreement.

         4.09 Patents, Trademarks, and Licenses. Except as disclosed in the Form S-1, Parent has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Form S-1 contains a complete list of any patents and pending patent applications of Parent the disclosure of which is material to Parent's business. Except as set forth in the Form S-1, there are no outstanding material options, licenses, or agreements of any kind relating to the foregoing, nor is Parent bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any person or entity. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with Parent's business.

         4.10 Contracts. Except as disclosed in the Form S-1, Parent is not (and, to the knowledge of Parent, no other party is) in material breach or default under (with notice and/or a lapse of time) and there is no valid basis for a claim of material breach or default under, any material agreement, instrument, commitment, contract or other obligation of any type of the Parent. Parent possesses all of the necessary contracts, agreements and rights to operate its business in the manner in which it is currently being conducted. All material contracts are valid and binding upon Parent, and to the knowledge of Parent, the other parties thereto, and such contracts are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principals of equity.

         4.11 Title to Assets. Except as disclosed in the Form S-1, Parent has good and marketable title to its assets, including, without limitation, those reflected in the most recent balance sheet included with the Form S-1 (other than those since disposed of in the ordinary course of business), free and clear of all security interests, charges and other encumbrances, except (i) liens for taxes not yet due and payable, and (ii) inchoate landlord's and materialmen's and like liens that are not delinquent and are incidental to the conduct of business or the ownership of property and which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not, in the aggregate, materially detract from the value of the assets affected thereby and do not materially impair the use thereof by Parent.

         4.12 Environmental Matters. The business operations of Parent and its assets have been, and are being, used and operated by Parent in substantial compliance with all applicable local, state and federal laws, ordinances, rules, regulations, permits, licenses, authorizations, agreements, injunctions, decrees and orders relating to air, ground and water pollution or regulation, soil monitoring, occupational health or safety, or the storage, treatment, disposal, release, discharge or emission of any Hazardous Substances. To the knowledge of the management of Parent, no Hazardous Substances have been disposed of on any property that is or has been owned or occupied by Parent at any time, and no Hazardous Substances have been transported by or on behalf of Parent or in connection with its business operations, for disposal in violation of applicable laws. Parent and/or its business activities or assets are not, directly or indirectly, in violation or breach of any obligations, or subject to any liabilities (contingent or otherwise), claims, judgments, orders, settlements, resolutions of disputes, writs, injunctions or decrees, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances, including the occupational exposure of Parent's employees or agents thereto. There are no threatened or pending litigation, proceedings, investigations, citations, or notices of violation resulting from the business activities of Parent, or arising from its use or occupancy of property, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances. To the knowledge of the management of Parent, there are not now, nor has there ever been facts or circumstances which may give rise to any litigation, claims, proceedings, investigations, citations, or notices of violations resulting from the business activities of Parent, or from or relating to properties owned or occupied by Parent, directly or indirectly, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances.

         4.13 Tax Returns and Audits. All Required Tax Returns and extensions of Parent have been prepared with reasonable accuracy and duly and timely filed, and all Taxes required to be paid with respect to the periods or transactions covered by such returns have been duly and timely paid in all material respects. Parent is not delinquent in the payment of any Tax, assessment or governmental charge, has not had any tax deficiency proposed or assessed against it, and has not executed any waiver still in effect of any statute of limitations on the assessment or collection of any Tax. None of the federal or state income tax returns or state franchise tax returns of Parent has ever been audited by governmental authorities. No examination of any tax return of Parent is currently in progress.

         4.14 No Defaults; Insurance. In all material respects, Parent has performed all obligations required to be performed by it, and is not in material default under, any contract, commitment or instrument, and no event or condition has occurred which, with the giving of notice or passage of time, or both, would constitute such a default. Parent has insurance coverage in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and is adequate for the business being conducted, and the properties owned or leased, by Parent. There has been no casualty loss or occurrence to Parent and Parent is not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against Parent for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         4.15 Compliance. Parent and its business are not in material violation of any applicable laws, rules and regulations of any governmental body, and Parent possesses and materially complies with all necessary permits and authorizations for operation of the business of Parent.

         4.16 Brokers. No broker or finder has acted for Parent in connection with this Agreement or the transactions contemplated hereby. Parent has not become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         4.17 Information Provided by Parent. The information provided and to be provided by Parent to Enact and its shareholders in connection with the Merger, does not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

         4.18 Certain Additional Representations.

             (A) Each of Parent and Newco has such knowledge and experience in financial and business matters that Parent and Newco are capable of evaluating the merit and economic risks of an investment in shares of Enact.

             (B) Each of Parent and Newco is able to bear the economic risk of this particular investment should the business not succeed, including a complete loss of the investment.

             (C) Each of Parent and Newco has relied upon independent investigations made by it or its representative, and it or its representative has been given the opportunity to discuss the business, management and financial affairs with the officers of Enact and has had the opportunity to ask questions of, and to receive answers from, Enact or any person(s) acting on its behalf, and to obtain any additional information necessary to verify the accuracy of the information, and to evaluate Enact and an investment in the shares of Enact and it desires no further information for such evaluation.

             (D) No representations have been made to either of Parent or Newco concerning the shares of Enact, the business and prospects of Enact, or other matters, except as expressly set forth in this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF NEWCO

         Newco represents and warrants to Enact as follows:

         5.01 Corporate Organization, Good Standing and Capitalization. Newco is a corporation duly organized, existing and in good standing under the laws of the State of Arizona, and has authorized capital stock of 1,000 shares of common stock, $.001 par value, all of which are issued and outstanding, and owned on the date hereof by Parent.

         5.02 Corporate Authority. Execution, delivery and performance of this Agreement has been approved by the Board of Directors of Newco and no other approvals, consents or filings are required except for the approval of the Shareholders of Newco. Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Newco or any agreement or instrument to which Newco is a party or by which it is bound.

         5.03 Liabilities. Newco has no liabilities.

ARTICLE VI. CONDUCT OF ENACT PENDING THE EFFECTIVE TIME

         Enact agrees that between the date of this Agreement and the Effective
Time:

         6.01 Articles of Incorporation and Code of Regulations. No change will be made in Enact's Articles of Incorporation or Code of Regulations.

         6.02 Capitalization, etc. Enact will not make any change in its authorized or issued capital stock, or issue, encumber, purchase or otherwise acquire any of its capital stock.

         6.03 Shareholders' Meeting. Enact will promptly submit this Agreement to its Shareholders for approval at a meeting called and held in accordance with applicable law, with a favorable recommendation by its Board of Directors or upon unanimous written consent of the Shareholders.

         6.04 Conduct of Business. Until the Effective Time, Enact shall: (a) not enter into any contracts or commitments outside of the ordinary course of business as historically conducted; (b) not borrow any money or incur indebtedness except pursuant to a bridge loan facility provided by Parent to Enact; (c) not grant any new stock options, restricted stock or other equity grants; (d) not accelerate any vesting requirements under any option or stock-based compensation agreement or plan; (e) not increase employment compensation of any employees or given or committed to give any bonuses to its employees; (f) pay accounts payable and collect accounts receivable in the ordinary course of business as historically conducted; (g) not declare or make any distributions, dividends, bonuses, extraordinary compensation or other payments to the Shareholders; (h) not enter into any agreement that provides for prepaid royalties or other forms of deferred revenue (other than standard 12 month end user support and maintenance agreements); and (i) act in all instances to preserve the contracts, relationships, customers, employees and goodwill of Enact.

ARTICLE VII. COVENANTS OF PARENT AND NEWCO PENDING THE EFFECTIVE TIME

         Parent and Newco agree that between the date hereof and the Effective
Time:

         7.01 Meeting of Newco Shareholder. Parent will vote all the outstanding shares of common stock of Newco in favor of the Merger of Enact into Newco at a special meeting of Newco to be duly and timely called and held on such date as may be agreed upon by Newco and Parent.

         7.02 Conduct of Business. Until the Effective Time, and except for those transactions disclosed and described in the Form S-1 and the Goldman Sachs SPA, Parent shall: (a) not borrow any money or incur indebtedness except to provide further operating capital for Parent; (b) not grant any new stock options, restricted stock or other equity grants at a price less than fair market value, as determined in good faith by the Board of Directors of Parent;
(c) use its good faith efforts to preserve the contracts, relationships, customers, employees and goodwill of Parent and Newco; (d) make no change in Parent or Newco's Certificate or Articles of Incorporation or Bylaws; (e) not make, nor permit Newco to make, any change in its authorized or issued capital stock, or issue, encumber, purchase or otherwise acquire any of its capital stock; (f) submit this Agreement to the persons required to give the consents and waivers described in Section 9.14, with a favorable recommendation by Parent.

         7.03 Agreement to Fund Cash Needs and Pay Expenses at Closing. Parent shall loan to Enact amounts, up to a maximum amount of $150,000, as required to satisfy the cash needs of

Enact for ordinary course operations, to be documented at Parent's request by a secured line of credit promissory note and a security agreement in form and substance mutually acceptable to Parent and Enact (acknowledging that Wingset Investments Ltd. and A.B. Siemer currently have a security interest in Enact's assets). The loans shall bear interest at a variable rate equal to the "Prime Rate," as published from time to time in the Money Rates section of The Wall Street Journal, plus 100 basis points. Principal and interest on the loans shall be payable in full on the date of the earlier of: (a) the day after the Closing or (b) September 18, 1999. At the Closing, existing indebtedness of Enact to Wingset Investments Ltd. and A.B. Siemer up to an aggregate amount of $150,000 shall be paid or caused to be paid by Parent, and then existing indebtedness of Enact to Vorys, Sater, Seymour and Pease LLP up to an aggregate of $75,000 shall be paid or caused to be paid by Parent, provided that Enact shall cause its counsel to provide, at the Closing, a statement for all outstanding or unbilled fees and costs for work performed (including work in progress) through and including the Closing.

ARTICLE VIII. COVENANTS OF PARENT AND ENACT PENDING THE EFFECTIVE TIME

         8.01 Announcement. The parties shall coordinate all publicity relating to the public announcement of this Agreement and the Merger, and no party shall issue any press release or other public notice relating to this Agreement or the matters contemplated herein without the prior written consent of the other parties, provided that Parent shall have the right to make such factually accurate disclosures as it deems necessary or advisable to comply with applicable securities laws, including Enact-related disclosures in the Form S-1 and future amendments thereto. None of the contents of this Agreement, or the fact of the negotiations between the parties with respect to the Merger, shall be disclosed prior to Closing to any third party (other than professional advisors), except by Parent in connection with due diligence procedures and applications for financing related to this Agreement, or as required by applicable securities or corporate laws, without the prior written consent of all parties hereto and except by Enact, to its Shareholders and the parties to the Material Contracts, each of whom shall be under the same obligations of confidentiality as apply to Enact under this Agreement. Parent shall provide Enact with a copy of any publicity or filing simultaneously with or prior to its release. The parties acknowledge that a copy of this Agreement will be filed with the Securities and Exchange Commission as an exhibit to the Form S-1.

         8.02 Access to Information. During the period commencing on the date hereof and ending on the Closing Date, each party shall, upon reasonable notice, afford to the other party and its respective counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of the other party in order that they may have the opportunity to make such reasonable investigations as they shall desire of the affairs of such other party, and such other party shall cause its officers and employees to furnish such additional financial and operating data and other information as the requesting party shall from time to time reasonably request.

         8.03 Confidentiality. No information disclosed heretofore or hereafter by either party to the other shall be used by such other party otherwise than as contemplated herein, and all such information shall be kept confidential by the other and disclosed only on a "need to know" basis to the other's officers, directors, shareholders, employees, counsel and accountants, and shall not be disclosed except to the extent that: it was known when received and is not subject to a confidentiality undertaking; it is or hereafter becomes lawfully obtainable from other sources and is not subject to a confidentiality undertaking; it is necessary to disclose the information to regulatory authorities or as may otherwise be required by law; or such duty as to confidentiality is waived in writing by the party entitled to claim the benefits of this Section 8.03. If this Agreement is terminated prior to Closing, each party shall return to the others such information.

         8.04 No Further Solicitation. Unless and until this Agreement is terminated, neither Enact nor any of its officers, directors, affiliates, employees, agents or representatives shall make, solicit or entertain any proposal for, or enter into any agreement or commitment relating to, the purchase or acquisition of Enact or any investment in Enact. Unless and until this Agreement is terminated, neither Parent nor any of its officers, directors, affiliates, employees, agents or representatives shall make, solicit or entertain any proposal for, or enter into any agreement or commitment relating to, the purchase or acquisition of another sales configuration technology software company.

ARTICLE IX. CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO

         The obligations of Parent and Newco to effect the Merger hereunder are subject to the following conditions:

         9.01 Representations and Warranties True. Each of the Schedules to this Agreement prepared by Enact shall have been updated to be true and correct as of the Effective Time, and amendments thereto prior to the Effective Time shall be deemed to be incorporated herein and therein for purposes of Enact's disclosures under Article III. The representations and warranties of Enact contained herein shall be true in all material respects at and as of the Effective Time with the same effect as though made at and as of such date (except for representations and warranties expressly and specifically relating to a time or times other than the Effective Time, which shall be true and correct in all material respects at and as of the time or times specified); Enact shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time. The representations and warranties of the Shareholders in those certain Representation Agreements (as that term is defined in Section 9.04 below) dated as of the Closing Date shall be true in all material respects at and as of the Effective Time.

         9.02 Absence of Litigation. There shall be no actual or threatened litigation to restrain or invalidate the Merger or any other transaction contemplated in this Agreement, the defense of which would, in the judgment of the Board of Directors of Parent, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of Parent.

         9.03 Officer's Certificates. Parent shall have received a certificate, dated the Closing Date, executed on behalf of Enact by the President or Vice President of Enact stating that the representations and warranties set forth in
Article III hereof continue to be true and correct in all material respects. Parent shall also have received a certificate by such officer, dated the Closing

Date, certifying true and complete copies of the following: (a) the complete Articles of Incorporation of Enact, as amended, in effect as of immediately prior to the Effective Time; (b) the Code of Regulations of Enact, as amended, in effect as of immediately prior to the Effective Time; (c) all minutes in the possession of Enact of the actions of the board of directors and shareholders of Enact; and (d) a copy of the stock ledger of Enact, including copies of all issued stock certificates, including canceled certificates; (e) copies of all stock subscription agreement and investment letters between Enact and all stockholders; and (f) copies of all stock option agreements to which Enact is a party, including all exercises thereof.

         9.04 Requisite Approvals; Representation Agreements. All requisite consents, authorizations, and regulatory approvals of governmental bodies, and of private persons or entities, necessary or advisable to consummate the transactions contemplated hereby, including, without limitation, the consent of any other party to the transfer to Newco of all the rights of Enact in, to and under any contract, agreement, lease or other instrument and any property or asset, tangible or intangible, have been received, including those agreements identified on Schedule 3.02. The Shareholders will have unanimously approved or consented to this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Shareholders and Option Holders shall have executed a Representation Agreement in the form attached hereto as
Exhibit 9.04 (the "Representation Agreements").

         9.05 Opinion of Enact's Counsel. Parent shall have received a favorable opinion, dated the Closing Date, of counsel for Enact under the laws of Ohio and under applicable federal law, in form and substance reasonably satisfactory to Parent and its counsel and assuming the accuracy of certain factual matters, to the effect that:

             (A) Enact is a corporation duly incorporated, validly existing under the laws of Ohio, and has full corporate power to own its properties and conduct its business as now being conducted;

             (B) the par value and the number of shares of authorized stock of Enact which are issued and outstanding are as set forth in Section 3.03 of this Agreement, and all of said outstanding shares and all outstanding Enact Options are duly authorized, fully paid and nonassessable ;

             (C) insofar as Ohio law governs the issue, all Enact Options will, at the Effective Time, be converted into the right to receive the Option Shares set forth in Schedule 2.01(E) to the Agreement, such that immediately following the Effective Time, no options to purchase Enact Stock will be issued and outstanding, and, to counsel's knowledge, there will be no other rights of any kind or nature whatsoever in favor of any person or entity to purchase or acquire capital stock of Enact;

             (D) all corporate acts required to be taken by or on the part of Enact to approve and adopt this Agreement and to authorize the Merger have been duly and validly taken;

             (E) all Shareholder acts required to be taken by the Shareholders to approve and adopt this Agreement and to authorize the Merger have been duly and validly taken, and all Shareholders have voted affirmatively to authorize the Merger or consented thereto in writing;

             (F) this Agreement has been duly executed and delivered by Enact, and to the extent Ohio law governs the issue, is the legal, valid and binding obligation of Enact, enforceable against Enact in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, public policy or other similar laws affecting the rights of creditors generally and except that equitable remedies may not be available in connection with the enforcement thereof;

             (G) except as set forth in Schedule 3.07, said counsel has not been engaged to represent Enact in connection with, and has no knowledge of, any suit, proceeding or investigation pending or threatened against Enact which might result in any material adverse change in the financial condition or business of Enact, or which questions the validity of this Agreement or any action taken or to be taken pursuant to or in connection with this Agreement;

             (H) the execution and performance of this Agreement will not result in a breach of or constitute a default under any provision of the Articles of Incorporation or the Code of Regulations of Enact or, to the knowledge of said counsel, without any independent verification or investigation, any decree, order or rule of any court of other governmental authority which is binding on Enact or any Shareholder.

         9.06 Bruce Chase Employment Agreement. Bruce Chase shall have executed and delivered to Parent an employment agreement in the form attached hereto as
Exhibit 9.06 (the "Bruce Chase Employment Agreement").

         9.07 Restricted Stock Agreement. Bruce Chase shall have executed and delivered to Parent a restricted stock agreement in the form attached hereto as
Exhibit 9.07 (the "Restricted Stock Agreement").

         9.08 Matt Chase Employment Agreement. Matt Chase shall have executed and delivered to Parent an employment agreement in the form attached hereto as
Exhibit 9.08 (the "Matt Chase Employment Agreement").

         9.09 Burgh Consulting Agreement. S. Griffin Burgh shall have executed and delivered to Parent a consulting agreement in the form attached hereto as
Exhibit 9.09 (the "Consulting Agreement").

         9.10 Enact Employees. Management of Enact shall not have actively encouraged any Enact employees to terminate their employment with Enact or Newco upon or in connection with the Merger transaction contemplated by this Agreement.

         9.11 Enact Investor Rights Agreement. Each Shareholder shall have executed and delivered to Parent the Enact Investor Rights Agreement in the form attached hereto as Exhibit 2.05(A).

         9.12 Escrow Agreement. Each Shareholder shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit 2.05(B).

         9.13 Exercise of Options. At the Closing, the ownership of all issued and outstanding Enact Class A, Class B, and Class C Common Stock shall be as set forth on Schedule 2.01(E) and there shall be no other rights of any kind or nature whatsoever in favor of any person or entity to purchase or acquire capital stock of Enact except as set forth on Schedule 2.01(E).

         9.14 Consents and Waivers From Holders of Other Parent Securities. Parent shall have received (a) a written consent satisfactory to Parent from a majority of the holders of the Series A Preferred Stock, a majority of the holders of the Series C Preferred Stock, and a majority of the holders of the Series E Preferred Stock to the issuance of the Parent Common Stock (including the Chase Shares) and the Option Shares, and (b) a written waiver satisfactory to Parent of a majority of the holders of each of such Series of the right of first offer in Section 2.4 of the existing investors' rights agreements and the rights of the Series A, Series C and Series E Preferred Stock pursuant to
Section 1.14 of the existing investors' rights agreements (and a waiver by such holders of all similar rights under Parent's Fourth Amended Certificate of Incorporation, as amended), in connection with the granting of piggyback registration rights to the Shareholders pursuant to the Enact Investor Rights Agreement.

         9.15 Termination of 401(k) Plan. Enact shall have adopted appropriate resolutions and taken any and all further actions necessary to terminate the Enact Incorporated 401(k) Plan and the trustees of such plan shall have resigned. Prior to such termination, Enact shall have paid all amounts owed by Enact to the 401(k) plan. Upon such termination, participants in the 401(k) Plan shall make no further deferrals with respect to compensation for services performed after such termination date and Enact shall make no further employer contributions to the 401(k) Plan after such date, other than employee compensation deferrals, if any, with respect to services through the termination date.

         9.16 Option Award Agreements. Each of the Option Holders, and their spouses where appropriate, shall have executed an Incentive Stock Option Award Agreement with Parent in the form attached as Exhibit 2.04(B).

         9.17 Stock Powers. Each of the shareholders shall have delivered a blank stock power to parent for the Escrowed Parent Shares.

         9.18 Cancellation of Security and Pledge Instruments. Upon payment, Wingset Investments Ltd. and A.B. Siemer shall have cancelled and released Enact and Bruce Chase from the various pledge, security and guaranty agreements securing the line of credit financing granted to Enact pursuant to a November 2, 1998 promissory note and related instruments, as amended, and shall have delivered appropriate executed release instruments to Parent and Newco.

ARTICLE X. CONDITIONS TO OBLIGATIONS OF ENACT

         The obligations of Enact to effect the Merger hereunder are subject to the conditions that:

         10.01 Representations and Warranties True. Each of the Schedules to this Agreement prepared by Parent shall have been updated to be true and correct as of the Effective Time. The representations and warranties of Parent and Newco contained herein shall be true in all material respects at and as of the Effective Time with the same effect as though made at and as of such date (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified). Parent and Newco shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

         10.02 Absence of Litigation. There shall be no actual or threatened litigation to restrain or invalidate the Merger or any other transaction contemplated in this Agreement, the defense of which would, in the judgment of the Board of Directors of Enact, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of Enact or its Shareholders.

         10.03 Officer's Certificate. Enact shall have received a certificate, dated the Closing Date, executed on behalf of Parent and Newco by an appropriate officer stating that the representations and warranties set forth in Articles IV and V hereof continue to be true and correct in all material respects.

         10.04 Opinion of the Parent's Counsel. Enact shall have received a favorable opinion, dated the Effective Time, of Osborn Maledon, P.A., counsel to Parent, under the laws of Arizona, the General Corporate Law of Delaware, and under applicable federal law, in form and substance satisfactory to Enact and its counsel, to the effect that:

             (A) Parent is a corporation duly organized and legally existing in good standing under the laws of the State of Delaware;

             (B) Newco is a corporation duly organized and legally existing in good standing under the laws of the State of Arizona;

             (C) all corporate acts required to be taken by or on the part of Parent and Newco to approve and adopt this Agreement and to authorize the Merger have been duly and validly taken, including the approval of the Merger by the sole shareholder of Newco;

             (D) this Agreement, the Enact Investor Rights Agreement, the Escrow Agreement, the Incentive Stock Option Award Agreements, the Bruce Chase Employment Agreement, the Restricted Stock Agreement, the Matt Chase Employment Agreement and the Consulting Agreement have been duly executed and delivered by Parent and/or Newco and are the legal, valid and binding agreements of Parent, enforceable against Parent and/or Newco in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, public policy or other similar laws affecting the rights of creditors generally and except that equitable remedies may not be available in connection with the enforcement thereof;

             (E) the par value and number of shares of authorized stock of Parent which are issued and outstanding are as set forth in Section 4.02 of this Agreement which shares of stock are duly authorized, fully paid and nonassessable;

             (F) based in part upon the representations of Enact and Parent in this Agreement and the representations of the Shareholders and Option Holders in the Representation Letters, the offer and sale of the Parent Common Stock and Option Shares pursuant to this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and from the registration and qualification requirements of the applicable securities laws of the State of Arizona;

             (G) said counsel does not know, and has no reason to believe, that, except as set forth on a schedule attached to such opinion, any suit, proceeding or investigation is pending or threatened against Parent or Newco which might result in any material adverse change in the financial condition or business of Parent or Newco, or which questions the validity of this Agreement or any action taken or to be taken pursuant to or in connection with this Agreement; and

             (H) neither the execution and delivery of this Agreement, nor any performance hereunder, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, Parent's certificate of incorporation or bylaws, Newco's articles of incorporation or bylaws, or any agreement, instrument, judgment, decree, regulation or other restriction, of which such counsel has knowledge and to which Parent or Newco is a party or by which either or their properties are bound.

         10.05 Bruce Chase Employment Agreement. Parent shall have executed and delivered to Bruce Chase the Bruce Chase Employment Agreement.

         10.06 Matt Chase Employment Agreement. Parent shall have executed and delivered to Matt Chase the Matt Chase Employment Agreement.

         10.07 Burgh Consulting Agreement. Parent shall have executed and delivered to S. Griffin Burgh the Consulting Agreement.

         10.08 Option Award Agreements. Parent shall have executed Incentive Stock Option Award Agreements with the Option Holders in the form attached as
Exhibit 2.04(B).

         10.09 Escrow Agreement. Parent and Newco shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit 2.05(B).

         10.10 Payment of Secured Indebtedness. Parent and Newco shall have paid or caused to be paid the existing indebtedness of Enact to Wingset Investments Ltd. and A.B. Siemer under Enact's November 2, 1998 promissory note, as amended.

         10.11 Delivery of Consents and Waivers. The consents and waivers described in Section 9.14 shall have been delivered.

ARTICLE XI. TERMINATION

         11.01 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval by the shareholders of any party hereto): (A) by the mutual consent in writing of the Boards of Directors of Enact and Parent; (B) by the Board of Directors of Enact if any condition provided in Article X hereof has not been satisfied or waived on or before April 30, 1999; (C) by the Board of Directors of Parent if any condition provided in Article IX hereof has not been satisfied or waived on or before April 30, 1999; or (D) by the Board of Directors of either Enact or Parent if the Effective Time has not occurred by May 18, 1999.

         11.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.01 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and each party shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder.

ARTICLE XII. MERGER PRICE ADJUSTMENT

         12.01 Scope of Adjustment. The parties agree that the Merger Consideration payable to the Shareholders in respect of the Merger, the Chase Shares issuable to Bruce Chase, and the Burgh Fees payable to S. Griffin Burgh, have been determined based upon the assumption that the representations and warranties set forth in Article III of this Agreement are true and complete. To the extent that such representations and warranties are not true and complete, the parties intend that the Merger Consideration payable to the Shareholders, and the Chase Shares and Burgh Fees, be reduced as provided herein. Accordingly, subject to the conditions set out in Section 12.02 of this Agreement and the limitations set forth in Section 12.06, the parties agree that the Merger Consideration payable to the Shareholders, Chase Shares and Burgh Fees shall be subject to an adjustment, to the extent of all reasonable out-of-pocket and direct losses of Parent or Newco actually incurred ("Losses") arising out of the material breach of any representation or warranty set forth in Article III of this Agreement ("Claims"). The adjustment shall be made as provided in this
Article XII.

         12.02 Conditions to Adjustment. The amount of Escrow Property (as defined in the Escrow Agreement) deliverable to Shareholders at the termination of the Escrow shall be reduced in respect of all Losses (subject to Section 12.06) only if Newco or Parent shall have given notice of the Claim in writing ("Claim Notice") to the Escrow Agent and the Shareholders promptly after learning of the Claim on which the Loss is based. Each Claim Notice shall include a brief description of the nature of the Claim, the identity of the party by whom it is being asserted, and an estimate of the amount of loss (the "Estimated Loss") which may be sustained by Newco or Parent by reason of such breach. Newco and Parent shall from time to time prior to the final determination of any Claim and the amount of the Loss amend each such Claim Notice to reflect any change in its estimate of the Estimated Loss as thereto referred to in that Claim Notice. Newco or Parent shall deliver to the Shareholders copies of all pleadings and amended pleadings filed in connection with any such Claim and will provide the Shareholders and their counsel with such further information concerning the proceedings relating to such Claim and related Loss as the Shareholders or such counsel may reasonably request. Newco and Parent will use all reasonable efforts to minimize the amount of any Loss. If different from Newco's regular counsel, counsel retained by Newco in the defense of any Claim shall be subject to the reasonable approval of the "Shareholders' Representative" (as hereafter defined). All Claim Notices must be given to the Shareholders on or prior to the 270th day after the Closing Date. No adjustment shall be made with respect to any Claim Notice given thereafter. "Shareholders' Representative" shall mean a majority in number of the Shareholders, acting by an action or consent in writing.

         12.03 Third Party Actions. In the event that Newco or Parent timely gives notice of a Claim regarding any third party action or claim, Newco and Parent shall have a right to compromise or defend any such matter involving such asserted liability, through counsel of its own choosing who shall be subject to the approval of the Shareholders' Representative, which approval will not be unreasonably withheld. The Shareholders shall have access to all relevant information and at the expense of the Shareholders be entitled to participate in the defense thereof. In the event of any proposed settlement, Newco or Parent shall give the Shareholders at least fifteen (15) days prior written notice thereof. The Shareholders' Representative shall have the right to assume the defense of the Claim at any time upon reasonable notice, and all amounts payable upon the final resolution of the Claim, and all expenses in connection with such defense, shall be the sole expense of the Shareholders. Should the Shareholders' Representative elect not to approve any proposed settlement, the Shareholders shall defend any such Claim and pay all amounts payable upon the final resolution of the Claims, and all Losses in connection with such defense. Any settlement so approved shall be binding on the Shareholders.

         12.04 Final Claim and Loss. The Shareholders' Representative shall, within thirty (30) days after receipt of each Claim ("Claim Date") give notice to Parent and the Escrow Agent either that the Shareholders accept the Claim and/or the amount of the stated Loss (if the Loss is stated in the Claim to be the final Loss and not subject to adjustment) or object to the Claim or the amount of the Loss ("Written Response"). If a Written Response is not received by Parent from the Shareholders' Representative within thirty (30) days after written notice to the Shareholders of such Claim, it shall be conclusively presumed that the Claim and/or Loss, as the case may be, has been accepted. If the Shareholders' Representative timely objects to the Claim and/or Loss, as the case may be, the matter shall be resolved as set forth in Section 13.05.

         12.05 Adjustment.

             (A) The amount of a Loss shall be not be charged against the Escrow Property until after the final resolution of all Claims and the final determination of all Losses and the completion of the 270 day Escrow period; provided, however, that Parent, at its option, may accelerate the completion of the 270 day Escrow period and forego its right to make additional

Claims if, at any time, Parent believes the amount of determined Losses exceeds the then current value of the Escrow Property.

             (B) Upon completion of the 270 day Escrow period (or upon Parent's exercise of its right to earlier terminate the Escrow as set forth in Section 12.05(A)), and any additional time necessary to allow Parent and Shareholder's Representative to agree upon and resolve all Claims and the amounts of all Losses as herein provided so that the amount of total Losses is known, the Losses shall be charged to the Escrow Property pursuant to the procedures described in the Escrow Agreement.

             (C) All Escrowed Parent Shares and Escrowed Chase Shares against which Losses are charged pursuant to Section 12.05(B) shall be returned to Parent for cancellation. All Escrowed Cash Consideration and Escrowed Burgh Fees against which Losses are charged pursuant to Section 12.05(B) shall be remitted by Escrow Agent to Parent.

             (D) Notwithstanding Section 12.05(A), the determination of charges against the Escrow property shall be accelerated upon the occurrence of an event as set forth in Section 2.05(A)(2)(iii).

         12.06 Additional Limitations on Adjustments. Notwithstanding anything to the contrary set forth in this Agreement or otherwise:

             (A) Time Limitations. There will be no adjustment in the Merger Consideration with respect to any representation, warranty, covenant or obligation of Enact, unless on or before the date which is the 270th day after the Closing Date Parent shall have provided a Claim Notice to the Shareholders.

             (B) Limitations on Amount. There will be no adjustment in the Merger Consideration: (i) for Losses in excess of the Escrow Property; or (ii) for Losses to the extent that the total of all Losses with respect to all such matters does not exceed the amount of $25,000.

             (C) Limitations on Remedies. Parent's and Newco's sole source of recovery for adjustment to the purchase price shall be the property held under the Escrow Agreement. Parent and Newco agree that the remedies set forth in this Agreement shall be their sole and exclusive remedies relating to claims arising under this Agreement and the transactions contemplated hereunder. In furtherance of the foregoing, each of Parent and Newco hereby waive, from and after the Closing Date, any and all rights, claims and causes of action it may have that could be made under this Agreement and the transactions contemplated hereunder against Enact or the Shareholders arising under or based upon any United States or foreign Federal, State or local statute, law, ordinance, rule or regulation or otherwise (including common law), except pursuant to the remedies and procedures set forth in this Agreement. This Section 12.06 shall not be construed as limiting claims arising out of actual fraud, as determined by a court or arbitrator.

ARTICLE XIII. GENERAL PROVISIONS

             13.01 Further Assurances. From time to time as and when requested by Parent or Newco or its successors or assigns, the officers and directors of Enact last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such other actions as shall be necessary to vest or perfect in or to confirm of record or otherwise Newco's title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Enact, and otherwise to carry out the purposes of this Agreement.

             13.02 Survival of Representations and Warranties. All representations and warranties contained in this Agreement (and in any certificate or other instrument delivered by or on behalf of any party pursuant hereto), are true in all material respects on and as of the date so made, shall have force and effect even if their falsity should have been discovered by any investigation made by or on behalf of any party, and will survive the Effective Time subject to the limitations set forth in Section 12.06.

             13.03 Notices. Any notice to any party under this Agreement shall be in writing and shall be effective on the earlier of (i) the date when received by such party (including fax receipt), or (ii) the date which is three
(3) days after mailing (postage prepaid) by certified or registered mail, return receipt requested, to the address of such party set forth herein, or to such other address as shall have previously been specified in writing by such party to all parties hereto:

To Parent and Newco:         SalesLogix Corporation
                             8800 North Gainey Center Dr., Suite 200
                             Scottsdale, AZ  85258
                             Fax: (602) 368-3700
                             Attn: Chief Financial Officer

With a copy to:              Osborn Maledon, P.A.
                             2929 North Central Avenue, Suite 2100
                             Phoenix, Arizona 85012
                             Fax: (602) 640-6067
                             Attn: Thomas H. Curzon

To Enact (prior to the       Enact Incorporated
Effective Time):             4111 Executive Parkway, Suite 305
                             Westerville, Ohio 43081
                             Fax: (614) 882-8860
                             Attn: Bruce Chase

With a copy to:              Vorys, Sater, Seymour and Pease LLP
                             52 East Gay Street
                             Columbus OH 43215
                             Fax: (614) 464-6350
                             Attention: Russell R. Rosler

To the Shareholders and      At the addresses set forth in the Enact Investor
Option Holders               Rights Agreement

With two copies to:          Vorys, Sater, Seymour and Pease LLP
                             52 East Gay Street
                             Columbus OH 43215
                             Fax: (614) 464-6350
                             Copy one -- Attention: Russell R. Rosler
                                      and
                             Copy two -- Attention: Michael R. Cline

         13.04 Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

         13.05 Dispute Resolution. For purposes of this Section 13.05 only, the Shareholders shall be deemed the "parties" hereto. The parties hereto deem it to be in their respective best interests to settle any dispute as expeditiously and economically as possible. Therefore, the parties expressly agree to submit any dispute between them arising out of or relating to this Agreement, the Enact Investor Rights Agreement and the Escrow Agreement ("Dispute") to mediation and, if necessary, arbitration, as set forth below. In the event that the parties elect to pursue binding arbitration as to a Dispute, the parties hereto expressly waive any rights they may have to trial by jury with respect to such Dispute. The dispute resolution proceedings shall be conducted in Phoenix, Arizona, in the English language. The parties agree to use the following procedure in good faith to resolve any Dispute:

             (A) A meeting shall be held among the parties within ten (10) days after any party gives written notice of the Dispute to each other party (the "Dispute Notice") attended by a representative of each party having decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

             (B) If, within thirty (30) days after the Dispute Notice, the parties have not succeeded in negotiating a written resolution of the Dispute, upon written request by any party to each other party all parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"). If all parties so agree in writing, a panel of two or more individuals (such panel also being referred to as the "Neutral") may be selected by the parties. The parties shall seek assistance in such regard from the American Arbitration Association (the "AAA") or the Center for Public Resources if they have been unable to agree upon such appointment within forty (40) days after the Dispute

Notice. The fees and costs of the Neutral and of any such assistance shall be shared equally between the parties.

             (C) In consultation with the Neutral, the parties will negotiate in good faith to select or devise a nonbinding alternative dispute resolution procedure ("Mediation") by which they will attempt to resolve the Dispute, and a time and place for the Mediation to be held, with the Neutral (at the written request of any party to each other party) making the decision as to the procedure if the parties have been unable to agree on any of such matters in writing within ten (10) days after selection of the Neutral.

             (D) The parties agree to participate in good faith in the Mediation to its conclusion; provided, however, that no party shall be obligated to continue to participate in the Mediation if the parties have not resolved the Dispute in writing within one hundred twenty (120) days after the Dispute Notice and any party shall have terminated the Mediation by delivery of written notice of termination to each other party following expiration of said 120-day period. Following any such termination notice after selection of the Neutral, and if any party so requests in writing to the Neutral (with a copy to each other party), then the Neutral shall make a recommended resolution of the Dispute in writing to each party, which recommendation shall not be binding upon the parties; provided, however, that the parties shall give good faith consideration to the settlement of the Dispute on the basis of such recommendation, and if the parties are unable to resolve the Dispute on the basis of such recommendation, then with the mutual consent of the parties the Dispute shall be submitted to binding arbitration as provided below. Otherwise, the parties shall be free to pursue other means of dispute resolution. In the event of binding arbitration, the party seeking further resolution shall pay the reasonable attorneys' fees, costs and other expenses (including expert witness fees) of the other party incurred in connection with the pursuit of (and defense against) such arbitration, if the result thereof is less favorable to the party pursuing the arbitration than the recommendation of the Neutral.

             (E) Notwithstanding anything herein to the contrary, nothing in this Section shall preclude any party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning the Dispute, either prior to or during the Mediation if necessary to protect the interests of such party, or to obtain specific performance of obligations under this Agreement, the Escrow Agreement or the Enact Investor Rights Agreement. Further, this Section shall be specifically enforceable.

             (F) Subject to the foregoing, a party with the mutual consent of the other parties may seek arbitration of an unresolved Dispute in Phoenix, Arizona, in accordance with the Rules of the AAA governing commercial transactions. The arbitration tribunal shall consist of three (3) arbitrators if the Dispute is for more than $250,000 and one (1) neutral arbitrator if it is for $250,000 or less. If three arbitrators are to be appointed, the party initiating arbitration shall nominate one arbitrator (who shall be knowledgeable in the industry but not be affiliated with such party) in the request for arbitration and the other party shall nominate a second arbitrator (who shall be knowledgeable in the industry but not be affiliated with such party) in the answer thereto. The two arbitrators so named will then jointly appoint the third arbitrator (who shall be knowledgeable in the industry but shall not be affiliated with either party) as chairman of the arbitration tribunal. If either party fails to nominate its arbitrator, or if the arbitrators named by the parties fail to agree on the person to be named as chairman (or to mutually select a single arbitrator is the amount is for $250,000 or less) within sixty (60) days, the office of the AAA in Phoenix, Arizona shall make the necessary appointments of an arbitrator or the chairman of the arbitration tribunal. The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement.

             (G) At the reasonable request of either party, the mediator or arbitration tribunal shall adopt rules and procedures designed to expedite the dispute resolution process.

         13.06 Reliance on Advisors. Each party hereto has independently reviewed the terms and conditions of this Agreement with its own advisors, and acknowledges that it is not relying upon any other party hereto with respect to the interpretation of this Agreement and the legal and regulatory (including tax and securities laws) treatment of the transactions contemplated by this Agreement.

         13.07 Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

         13.08 Waiver. Failure of any party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

         13.09 Integration Clause; No Oral Modification. This Agreement and the agreements to be executed and delivered herewith represent the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements executed by the parties. This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no effect.

         13.10 Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing this Agreement.

         13.11 Governing Law. This Agreement shall be deemed to be made under, and shall be construed in accordance with and shall be governed by, the laws of the State of Arizona.

         13.12 Interpretations. To the extent permitted by the context in which used, (i) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa, and (ii) references to "persons" or "parties" in this

Agreement shall be deemed to refer to natural persons, corporations, general partnerships, limited partnerships, trusts and all other entities.

         13.13 Specific Performance. In addition to such other remedies as may be available under applicable law, the parties acknowledge that the remedies of specific performance and/or injunctive relief shall be available and proper in the event any party fails or refuses to perform its duties hereunder.

         13.14 Schedules; Exhibits. Any Schedules or Exhibits attached hereto shall be deemed to have been incorporated herein by this reference, with the same force and effect as if fully set forth in the body hereof.

13.15 Transaction Expenses. Enact shall bear its legal, accounting and other expenses in connection with the transactions contemplated hereby, and Parent shall bear its and Newco's legal, accounting and other expenses in connection with the transactions contemplated hereby.

13.16 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns, but in no event shall any party be relieved of its obligations hereunder without the express written consent of each other party.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

                                   SALESLOGIX CORPORATION

                                   By:  /s/ Gary Acord

                                   Name: Gary Acord
                                        Its: CFO


                                   SLX MERGER COMPANY

                                   By:  /s/ Gary Acord

                                   Name: Gary Acord
                                        Its: CFO


                                   ENACT INCORPORATED

                                   By:  /s/  Bruce Chase

                                   Name:     Bruce Chase
                                        Its: V.P. Development

Index of SCHEDULES

Schedule 2.01(E)       -       Enact Share and Option Ownership
Schedule 3.02          -       Material Contract Conflicts
Schedule 3.03          -       Liens Relating to Enact Stock
Schedule 3.05(A)       -       Enact Financial Statements
Schedule 3.05(B)       -       Exceptions to Enact Financial Statements
Schedule 3.07          -       Litigation
Schedule 3.08(A)(1)    -       Software Owned by Enact
Schedule 3.08(A)(2)    -       Third Party Software
Schedule 3.08(A)(3)    -       Public Domain Software
Schedule 3.08(A)(4)    -       In House Software
Schedule 3.08(C)       -       Software Defects, Errors, Infringement
Schedule 3.08(D)       -       Software Warranty Claims
Schedule 3.08(E)       -       Restrictions re Use of Third Party Software
Schedule 3.08(F)       -       Distribution Agreements
Schedule 3.08(H)       -       Trade Secrets and Consents to Use Thereof
Schedule 3.09          -       Intellectual Property:  Trademarks, Patents,
                                 Copyrights, and Know-How
Schedule 3.10          -       Material Contracts
Schedule 3.11          -       Leased Equipment; Other Encumbrances on Property
Schedule 3.13          -       Tax Audits or Problems
Schedule 3.14          -       Compensation Agreements
Schedule 3.15          -       Employee Benefit Plans; Other Employee Benefits
Schedule 3.16          -       Labor Relations; Employee Related Complaints
Schedule 3.17          -       Vacation Program; Increases in Compensation or
                                 Benefits
Schedule 3.18          -       Insurance
Schedule 3.19          -       Operations Since March 18, 1999.

Index of EXHIBITS

Exhibit 2.04(B)        -       Award Agreement under Parent's 1996 Equity
                                 Incentive Plan
Exhibit 2.05(A)        -       Form of Enact Investor Rights Agreement
Exhibit 2.05(B)        -       Form of Escrow Agreement
Exhibit 9.04           -       Form of Representation Agreements
Exhibit 9.06           -       Form of Employment Agreement of Bruce Chase
Exhibit 9.07           -       Restricted Stock Agreement
Exhibit 9.08           -       Form of Employment Agreement of Matt Chase
Exhibit 9.09           -       Form of Consulting Agreement